UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act Of 1934

August 23, 2013

Date of Report (Date of earliest event reported)

CADISTA HOLDINGS INC.

(Exact Name of Registrant as Specified in Charter)

State of Delaware	000-54421	31-1259887
(State of Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

207 Kiley Drive

Salisbury, MD 21801

(Address of principal executive offices) (Zip Code)

(410) 912-3700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e- 4(c))

Item 1.01 Entry into Material Definitive Agreement

On August 23, 2013, through our wholly-owed subsidiary Jubilant Cadista Pharmaceuticals, Inc., we entered into a Loan Agreement (the “Loan Agreement”) with Jubilant Draximage Inc. (“Draximage”), a wholly-owned subsidiary of Jubilant Pharma Ltd. (“Jubilant Pharma”). Jubilant Pharma is a wholly-owned subsidiary of Jubilant Life Sciences Limited (“JLS”), and Jubilant Pharma and JLS indirectly own 82.4% of our common stock. Jubilant Pharma has guaranteed the prompt payment and performance, when due, of all obligations of Draximage under the Loan Agreement.

The Loan Agreement provides for a loan (the “Loan”) in the principal amount of up to $15,000,000 to be extended by us to Draximage. $12,000,000 of such Loan (the “Initial Loan Installment”) was funded on August 23, 2013. Draximage may request the funding of up to an additional $3,000,000 on or before November 21, 2013 (the “Additional Loan Tranche”). We have the discretion not to fund the Additional Loan Tranche requested, if any, in whole or in part.

The outstanding principal balance of the Loan bears interest at an initial rate equal to four (4%) per annum. On each September 1 and March 1 (a “Reset Date”), commencing March 1, 2014, the interest rate is reset so that such four percent (4%) per annum rate is increased by an amount equal to the increase, if any, in the Six Month Libor Rate on such applicable Reset Date over the Six Month Libor Rate that was in effect on August 15, 2013. The interest rate is not permitted to fall below four percent (4%) per annum or increase above seven percent (7%) per annum (unless as a result of the imposition of a default rate (in which case the interest rate could increase to nine percent (9%) per annum)). Interest is payable semi-annually on the last business day of February and August, commencing February 28, 2014. Accrued and unpaid interest is also payable together with any optional or mandatory prepayments of the principal of the Loan and on the maturity date of the Loan.

Unless we agree in our sole discretion to an extension of the maturity date of the Loan, at the request of Draximage, the maturity date will be August 22, 2014, at which time the entire outstanding principal amount of the Loan, together with all accrued and unpaid interest, is due and payable. We have the right to demand payment of all or any portion of the principal amount of the Loan, together with accrued and unpaid interest thereon, at any time during the term of the Loan upon 30 days’ prior notice to Draximage. Subject to Draximage giving us at least 30 business day’s prior written notice, Draximage has the right to prepay the principal amount of the Loan without premium or penalty. Any principal amount of the Loan that is repaid may not be reborrowed.

In making our decision to enter into the Loan Agreement and to extend the Loan, we considered, among other items, our anticipated operational cash requirements as well as the interest rate on this investment relative to other available short-term investments. In accordance with our policy and procedure with respect to the approval of related party transactions, a committee comprised or our independent directors, Messrs. Becker and Seth, reviewed and approved the proposed Loan Agreement and Loan and the funding of the $12,000,000 Initial Loan Installment prior to consideration and approval by our Board of Directors.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Item 5.02(e)

Compensatory Arrangements of Certain Officers. On August 23, 2013, our Board of Directors granted bonuses for performance during our fiscal year ended March 31, 2013 to (i) Scott Delaney (“Mr. Delaney”), our Chief Executive Officer, in the amount of $47,250, (ii) Kamal Mandan (“Mr. Mandan”), our Chief Financial Officer, in the amount of $7,456, and (iii) Ward Barney (“Mr. Barney”), our Chief Operating Officer, in the amount of $8,096. These bonuses were in addition to the amounts awarded under our non-equity incentive plan and bonuses previously reported.

Item 5.02(f)

Below is a complete summary compensation table incorporating the information on bonuses omitted from the Annual Report on Form 10-K for the year ending March 31, 2013 pursuant to Instruction 1 of Regulation S-K (17 CFR 229.402(c)(2)(iii) and (iv)) and revising the Summary Compensation Table in our Current Report on Form 8-K filed on August 6, 2013, to reflect these additional bonuses.

Summary Compensation Table

Name and Principal Position	Year Ending March 31,	Base Salary ($)	Bonus ($)	Non-Equity Incentive Plan Compensation ($)	Other ($)(1)	Total ($)
Scott Delaney, CEO	2013	$313,500	$222,000	$236,250	$42,637	814,387
	2012	297,293	12,500	217,500	33,255	560,548
	2011	287,538	14,490	147,798	31,683	481,509
Ward Barney, Chief Operating Officer	2013	216,025	8,096	87,437	18,469	330,027
	2012	209,226	6,274	105,084	17,931	338,515
	2011	199,390	25,000	38,881	15,988	279,259
Kamal Mandan, Chief Financial Officer	2013	198,961	7,456	89,474	11,911	307,802
	2012	184,649	3,682	61,667	13,521	263,519
	2011	155,276	-	20,186	6,497	181,959

(1) Includes (i) $13,200, $12,000 and $2,882 in automobile allowance, (ii) $14,000, $0 and $0 in miscellaneous expenses usable for any purpose (personal or otherwise), and (iii) $4,483, $3,988 and $3,615 in 401(k) matching contributions, for Messrs. Delaney, Barney and Mandan, respectively for 2011. Includes (i) $13,200, $11,885 (including carry over of $2,149 from 2011), and $8,149 in automobile allowance, (ii) $14,000, $0 and $0 in miscellaneous expenses usable for any purpose (personal or otherwise), and (iii) $6,055, $6,046 and $5,372 in 401(k) matching contributions for 2012, for Messrs. Delaney, Barney and Mandan, respectively. Includes (i) $17,787, $11,993 and $6,679 in automobile allowance, (ii) $18,500, $0 and $0 in miscellaneous expenses usable for any purpose (personal or otherwise) and (iii) $6,350, $6,476, and $5,232 in 401k matching contributions for 2013, for Messrs. Delaney, Barney and Mandan, respectively.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CADISTA HOLDINGS INC.

By:	/s/ Kamal Mandan
Kamal Mandan Chief Financial Officer

Date: August 28, 2013